Exhibit 99.1

2011-17

              Contact:                      Jeff Altamari
Vice President, Investor Relations
(713) 513-3344

CAMERON ELECTS RODOLFO  LANDIM  TO BOARD OF DIRECTORS

HOUSTON (October 24, 2011) -- Cameron has elected Rodolfo Landim to the Company’s Board of Directors, effective October 18, 2011.

Landim, 54, is currently the chief executive officer of YXC Óleo e Gás and Controlling Partner and Managing Director of Mare Investimentos S.A. Prior to that, he was president and chief executive officer of OSX Brazil, chief executive officer of OGX Petróleo e Gás Participações S.A., and executive president of MMX Mineração & Metálicos S.A. Previously, Landim served over twenty-five years with Petróleo Brasileiro (Petrobras) in senior executive positions, including president and chief executive officer  of Petrobras Distribuidora, President  Gaspetro and numerous senior-level exploration and production positions. He was also a director of Globex Utilidades S.A., Smith International, Inc. and Wellstream Holdings PLC. Landim is a graduate of the Universidade Federal Do Rio De Janeiro and Harvard Business School’s PMD program.
Cameron Chairman and Chief Executive Officer Jack B. Moore said, “We are pleased to welcome Rodolfo to Cameron’s board.  His international perspective and experience, knowledge of the global oil service industry and history of leadership in world-class organizations will prove valuable to Cameron and its shareholders.”
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com